Exhibit 99.1

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EDITED TRANSCRIPT

AA - Q1 2012 Alcoa Inc. Earnings Conference Call

EVENT DATE/TIME: APRIL 10, 2012 / 09:00PM GMT

OVERVIEW:

AA reported 1Q12 income from continuing operations of $94m or $0.09 a share. 1Q12 income from continuing operations excluding impact of restructuring and other special items was $105m or $0.10 a share

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kelly Pasterick Alcoa Inc. - Director of IR

Chuck McLane Alcoa Inc. - EVP and CFO

Klaus Kleinfeld Alcoa Inc. - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Michael Gambardella JPMorgan Chase & Co. - Analyst

Tony Rizzuto Dahlman Rose & Co. - Analyst

Timna Tanners BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the first quarter 2012 Alcoa Inc. earnings conference call. My name is Jeff and I’ll be your coordinator for today. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Ms. Kelly Pasterick, Director of Investor Relations. You have the floor, ma’am.

Kelly Pasterick - Alcoa Inc. - Director of IR

Thank you, Jeff. Good afternoon and welcome to Alcoa’s first quarter 2012 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and Chuck McLane, Executive Vice President and Chief Financial Officer. After comments by Chuck and Klaus we will take your questions.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements related to future events and expectations. You can find factors that cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation, and in our most recent SEC filings. In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release, in the appendix to today’s presentation and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA for which we have provided calculations and reconciliations in the appendix.

With that I’d like to hand it over to Chuck McLane.

Chuck McLane - Alcoa Inc. - EVP and CFO

Thanks, Kelly. Welcome, everyone, and thanks for taking the time in joining us today. Before we dive into the slides I’d just like to make a few introductory comments, if I could. We think we started the year with an excellent first quarter. And I say that from both an earnings perspective as well as a cash perspective. On the earnings front, as we go through this it will become evident but our business performance was outstanding in that all of the businesses generated significant productivity. And on the cash side, where we experience a usual first-quarter use of funds, we set a first-quarter record on days working capital. And we funded one-third of this year’s pension contributions in cash. And lastly, as you’ll see from both mine and Klaus’ presentations, we’re making meaningful progress on our strategic three- and five-year targets.

So with that said, let’s dive into the slides. First, a financial overview. Our income from continuing operations of $94 million was $0.09 a share. If you exclude the impact of restructuring and other special items it bumps that up to $105 million or $0.10 a share. Our adjusted EBITDA was $624 million. That’s up 40% sequentially. We had a free cash flow of negative $506 million. And as I alluded to, we had certain payments that are made in the first quarter that are annual or semi-annual payments. We also had pension contributions of over $200 million in that number. And we had a working capital use of funds, albeit, as you can see on the next bullet point, that was a days low record in the first quarter at 32 days. Our debt to cap was at 35.6% which is a slight increase over the fourth quarter. Yet our cash on hand remains at $1.7 billion. Lastly, we set several records in both our midstream and downstream businesses, and I’ll highlight those for you right now.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

In our Global Rolled Products segment, we had a record first quarter ATOI of $96 million. We had EBITDA per metric ton, which is our margin measure in this business, at $430 a metric ton, which was an all-time high. And the days working capital in this business was down three days year-over-year for a record first quarter of 42 days.

If we move to the Engineered Products and Solutions segment, we had a record first quarter ATOI of $155 million. We achieved quarterly EBITDA margins of 19.2%. And that too was an all-time high. And we lowered days working capital four days to another first-quarter low. One other point to mention in Engineered Products and Solutions is that ATOI now represents 52% of our total segment ATOI.

Let’s move on to the income statement. There’s three items I’d really like to hit on the income statement before moving on. And the first has to do with revenue. Revenue was up slightly, both sequentially and year-over-year, as you can see. On a sequential basis we had alumina pricing down 8%. But that was more than overcome by primary prices being up 2%. And aerospace revenue, automotive, industrial and commercial transportation all showing increases. With automotive industrial and commercial transportation up double digits.

On a year-over-year basis, alumina pricing was down 13%, primary pricing was down 9%, and aerospace, automotive, industrial and commercial transportation here again were up. If you go to COGS as a percent of sales you can see that it’s an improvement or down 240 basis points on a sequential basis. And that’s all attributed to volume, productivity and product mix. Lastly, the effective tax rate for the quarter stood at 28.3%. If we’re looking at an annual rate right now it would be right at 27.5%, would be our expectation for the full year. So that gave us a $0.09 a share before special items.

Let’s move on to the next slide and we’ll check out the special items. We really only had two this quarter and they were fairly immaterial. We had additional severance costs related to the Spanish curtailments, and that was $7 million. And then we had $4 million of non-cash mark-to-market. So the total of those two were special items of $11 million. And they took our $94 million income from ops up to $105 million, which is the $0.10 a share.

Let’s move on now to the sequential bridge. And this sequential bridge pretty much tells the story from an earnings perspective in looking at the green here and what our businesses were able to achieve. In fact, we went from a loss of $34 million before special items in the fourth quarter to a profit of $105 million. So that’s up $139 million sequentially. If you looked at the LME net of FX, it’s giving us $17 million improvement in the quarter, as we saw a rise in aluminum prices, partially offset by lower alumina prices. Volume, price mix and productivity contributed $171 million in profit. And that offset the cost, obviously, of $49 million, $20 million of which related to pensions.

The higher volumes generated profits of $29 million, two-thirds of that coming from Global Rolled Products and one-third from Engineered Products and Solutions. Our price and mix also contributed $34 million. And that was driven by a higher mix of value-added products in our primary business and improved mix of Global Rolled Products. We had prevailing cost headwinds that I alluded to, pension, cost increases, raw materials and energy which were strongly offset by the productivity improvements. And just to give you a glimpse of the type of productivity improvements that we saw this quarter, they range from higher utilization rates, process innovations and efficiencies, scrap recovery, and usage reductions. It’s just a significant effort from all of our businesses. And obviously the key factor in our earnings improvement.

Now let’s move on to the Alumina segment. The Alumina segment was actually the only segment with a sequential decrease in ATOI. And went from $125 million to $35 million. Third-party revenue was down $775 million, or 8.5% sequentially. And that’s on lower realized alumina prices. And we saw LME-linked alumina prices go down almost 5%, whereas API spot prices went down over 9%. So the ATOI change, really you could break up into a few different pieces. You’ve got the market’s impact from the pricing and also the A dollar strengthening about 5% against the US dollar. You’ve got the one-time land sale that took place in the fourth quarter that did not recur in the first quarter, so that was an impact of $30 million. And then you’ve got productivity that’s offsetting the cost increases. The $24 million of productivity more than offsetting the $11 million in cost increases.

As we look forward to the second quarter, we see the beginning of the quarter the alumina surplus is continuing to be a drag on API and spot prices. And, obviously, that has a lot to do with us recently announcing curtailments of 390,000 tons in the Atlantic region on alumina. And the production in the second quarter will be down as a result of that by 100,000 tons. We’re going to incur maintenance expenses, some of which was just a timing between the first and the move to the second quarter which will impact us by negative $10 million in the second quarter. Yet we expect our productivity gains to continue.

Let’s now move on to the Primary segment. Third-party revenue in the Primary segment was $1.9 billion, that’s down 2.4%. Really it’s comprised of two components. Realized prices are actually up 2% sequentially. But our third-party shipments are down 4.2% as we shipped more product internally. We had ATOI of $10 million. And that’s an increase from the loss of $32 million in the fourth quarter. The market, as you can see, the net of pricing and FX, the currency netted us an improvement of $25 million, obviously on the higher LME prices. Yet we also showed an improvement on product mix as value-added products, particularly in North America, provided us with $10 million.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

So our strong productivity gains came from process improvements. And they generated $23 million. So if you were to take the productivity improvements and our mix improvements of $33 million, they were more than double the cost increases of $16 million that we incurred. As we look forward to the second quarter, we expect production to be down 25,000 tons due to the Spanish curtailments. We anticipate that we’re going to start to see some of the benefit from lower raw material prices. And that will impact us by a positive $10 million. We have some planned maintenance activities at both our Rockdale and Warrick Power facilities, which will negatively impact us by $10 million. And the recent fire at the Massena facility in the Primary segment, we expect that that will impact us somewhere between $9 million and $11 million. And as always, we expect our productivity gains to continue.

Now I’d like to move to the Global Rolled Products segment. The third-party shipments in the Global Rolled Products group were up 45,000 tons, or 11.1%. That had a lot to do with the revenue going up to almost $1.9 billion, or $159 million improvement or 9.2%. Strong end markets are driving the higher revenue. With automotive, commercial transportation and packaging all growing double digits over prior quarter, with aerospace also seeing sequential improvement. ATOI of $96 million for the quarter was up 269% sequentially. And you can see the three major benefits to us. We had $70 million of improved profitability coming from volume, price mix and productivity. The $20 million in higher volumes, driving higher capacity utilizations in North America, Europe and Australia. We got $25 million of favorable price mix. And then $25 million coming from productivity which really was derived from UBC utilization which is scrap utilization for us, used beverage containers, energy efficiency, sheet recovery and lower supply usage.

Just to mention again, I think it’s worthwhile mentioning again, this segment had outstanding results when you look at the records that they set. Record first quarter ATOI, record all-time EBITDA per metric ton, and record first quarter days working capital. As we look to the second quarter, we see seasonal increases in packaging demand. We also anticipate improvements in Russia and China with higher volumes and improved mix. Obviously we think the productivity will continue but European markets remain uncertain.

Now let’s move to Engineered Products and Solutions. Third-party revenue in Engineered Products and Solutions was $1.4 billion. That’s up 3% sequentially but 11% year-over-year. ATOI was $155 million which was a 27% increase over the fourth quarter. I’ll mention again that this segment now represents 52% of our total segment’s ATOI. The improved profitability is really coming from three main areas. Increased revenue in aerospace, automotive and commercial wheels, led to volume improvement of $10 million. We had $4 million positive impact from price mix. And we also had $21 million in productivity improvements, driven by process improvements, particularly scrap and labor utilization and procurement savings. Here again, records. All-time EBITDA margin of 19.2%, record first quarter ATOI, and record days working capital.

As we look to the second quarter, we’re going to have an impact from the Massena fire between $8 million and $12 million. European building and construction market is going to be down quarter-over-quarter. But we think share gains and productivity will continue into the second quarter.

Now let’s talk about the cash flow statement. We had cash from operations of a negative $236 million, and that led us to a negative free cash flow of $506 million. I had mentioned earlier, we had pension contributions of $213 million which was all cash. We estimate that will be about one-third of our pension contributions this year. In the taxes and other adjustments line of $202 million, we have some annual and semi-annual payments that take place in that category, both interest payments and variable compensation. And then we had a use of working capital of $289 million, which I’ll go to in just a minute. The debt to cap stood at 35.6% and we ended with cash on hand of $1.7 billion. I mentioned earlier that days working capital were a 7-day improvement and set a record for the first quarter. That would take us to the next slide.

On the next slide, really this chart is truly a great accomplishment. And it exhibits what our operations have been able to achieve, not only a consistent but a sustainable basis. Let me draw your attention to a few things. I’ve already mentioned the 7 days. And that’s between the first quarter of ‘11 and the first quarter of ‘12. To set an all-time record. That 7 days at today’s level of working capital would be worth about a $0.5 billion of cash. But go back to the first quarter of ‘09. As we were coming into the grips with the recession that was taking place, and dealing with the dropoff in volumes and where we’ve come from then. You’re talking about a 23-day improvement. And at today’s level that would be worth about $1.5 billion of working capital. In fact, we’ve had 10 quarters in a row of sustained year-over-year improvement in working capital. And the Company is poised to continue this record.

Now let’s move on to the last slide where I hope we can summarize what’s been going on. If you looked at the left hand side, you would see under Executing our Strategy what our midterm strategic priorities and targets are. And in the upstream segment it’s coming down 7 points on the refining cost curve and 10 points on the smelting cost curve. And you can easily understand the significant value that would generate as we act on that. In fact, we have been acting on that. We’re looking to either fix, close or curtail facilities. You’ve seen our actions around that. We generated strong productivity gains in both of those segments, more than offsetting any cost increases. And we’re obviously committed to hold those. And we’re on target on our growth projects.

If you look to the midstream and downstream, you’re looking at revenue generation growth of $2.5 billion in Global Rolled Products and $1.6 billion in Engineered Products and Solutions. You’ve seen what we had accomplished through 2011 where we had accomplished 55% of that and 44% of that, respectively, in those two segments. And we’ve grown on top of that this year as we’ve begun the year. And at historical levels. So all four of these we think are significant value generators that we’re committed to as we go through the remaining two and four years of these targets. But we also understand that we’re managing this year for cash and we’re driving towards positive free cash flow. We’re still committed to achieving that this year. As I had told you earlier, we’re trying to fund our pension plan with cash and not use equity, as well. And we’re dedicated to doing that and have a great start to this year in accomplishing those targets, as well.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

So with that being said I’ll now turn it over to Klaus.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Thank you very much, Chuck. And good afternoon to everybody on the call. Let’s waste no time, get right straight into the overview on our end markets. And then after going through the markets we’ll focus on what we’re doing at Alcoa. Let’s start.

In summary, when you look at the chart you see we pretty much see growth in all global end markets. North America has strength, and the only exception really is building and construction. China, growth across all segments. A little softer but still good growth. Europe hovering along, I would call that. And on aerospace the market goes from strength, really, to strength.

Let’s start with aerospace. We have increased our growth projection by 3 percentage points to 13% to 14% growth this year. This is mainly driven by a stronger performance of the segments of large commercial aircraft, which now has a combined backlog going in. Airbus, that is, of over 8,400 aircraft. That is the equivalent of more than eight years. But we also see, and that’s new this quarter, that the business jet segment is coming back. We expect growth of around 8%. However, the growth from the business jets is pretty much offset by the anticipated decline in the military output. Automotive, the next segment, with the exception of Europe, the automotive market is really a positive story. North America strong and China continues to grow. We expect 2% to 7% growth on a worldwide basis.

Let’s stay for a moment on North America. We have increased our forecast by 2 percentage points, to 7% to 12% for 2012. The year started strong with the first time since March 2008 that the seasonally adjusted selling rate topped 50 million vehicles in February. The run rate is not quite exactly there, it’s at 14.5 million vehicles for the first three months. This is really still driven by the unusually high average fleet age, 10.6 years today versus the 10-year average of 9.4 years. Another positive sign, by the way, is that the vehicle incentives are down around 15% versus the first two months in 2011. And another good news here that shows the strength in America will most likely continue. The inventories are below historic norms. In March, 57 days. The historic norm is around 60 to 65 days. Good news.

Europe automotive, EU27. Sales are down around 8.3% compared to last year. We believe production is going to decline this year around 4% to 9% compared to last year. China automotive, the Chinese Association of Automobile Manufacturers has recently stated that their forecast growth of 8% in 2012 will most likely not be met. The year has started off slow. Sales were down 6% year on year. We believe China in general continues to grow well. And we expect 2% to 7% growth in the automotive market in China this year.

Let’s move on to the next segment, heavy trucks and trailers. Globally we expect 1% to 5% growth with strong differences across major regions. So let’s start with North America. Truck production continues to grow. We’ve seen the first two months production is up by 65% versus last year, 51,200 versus 31,000 last year. The backlog remains healthy at historic norms at around 121,000 vehicles. Net orders recently are a little lower through March, minus 16%, 67,600, versus 80,500. But the three months running average remains robust at around 270,000 annualized. So we project growth in North America between 7% and 12%.

Europe 27. Truck registrations are down by 2.5%. We expect a 3% to 8% production decline. And this is a combination of two factors of the domestic demand reduction. As well as the dampening effect by the export demand. Export demand is declining, but declining not with the same rate than the internal EU27 demand.

China, last but not least here on heavy trucks and trailer, we expect 0% to 5% growth this year. First month actually started slow but if you look at February’s truck production it’s around 76,000. If you annualize that you actually end up with 911,000. That will be 10% up from the last year’s 823,000. So that’s pretty good. And we talk about a little more as I go through the presentation on the buildout that is supposed to happen, and happening in Western China. And that certainly will have a positive impact on trucks and trailer. Also, demand also in China.

Next segment, beverage cans and packaging. We continue to expect global growth of around 2% to 3%. China, Brazil, Middle East, North Africa, Europe, continue to lead the growth here. That’s all good. While the world’s largest market, which is North America, very moderately declines. Although, and that’s also an interesting news to watch, the first two months we have shown an increase of 5.6%. So obviously it’s too early to call it a trend, although we would like to call it a trend obviously and love to see it that way.

Next segment here, commercial building and construction. That’s really the odd man around. North America and Europe, I’m not telling you any news here, continues to be under pressure. While China and other emerging markets continue to grow. If you add it all up and put it together you see global growth between 2.5% to 3.5%. But it’s really two worlds that you’re seeing there.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

Last but not least, the segment of industrial gas turbines. We expect the market to be up between 1% to 2%. And this is a combination of new builds to be up. And partially getting offset by the spare parts inventory overhang that exists there. With all else going on in the energy market, we remain very bullish in the midterm for the industrial gas turbine market. That concludes the end market side.

Let’s now see how this reflects on the demand for aluminum. Let’s have our aluminum demand slide on. Thank you very much. So what you’re seeing here is pretty much the same picture that I showed you last time. The demand projection hasn’t changed much. We’ve tempered down by 200,000 tons, which is really nothing in the larger scheme of things. And this is purely coming from Asia.

On the growth rate side, it doesn’t affect the growth rate other than on the third digit. The global demand continues to be around 7%. That’s our projection for this year. And we believe that that’s pretty accurate, going to happen. So you see that if you compare it with what we showed you in the last quarter, you would see that we’ve taken China and Asia down by 1 percentage point. But it still means we’re projecting for China 11% growth. And for Asia without China, 8 percentage points growth. And we also remain confident about the consumption increase patterns that we’re seeing in North America, Brazil, India and Russia so that’s all good.

What does that mean for supply/demand? Let’s move to the next slide. On the left-hand side you see the primary demand/supply situation. And we believe that the overall we continue to see deficit there. We’ve, in the usual fashion, broken this down in the table below into China and the rest of the world. And as you can see, this is mainly stemming from China and the rest of the world is essentially balanced. If you go to the right-hand side you see the alumina side, and there’s a change that’s happening here in the quarter. You saw it also reflected partially in the alumina prices, and Chuck reflected on it in his presentation already. The alumina market has moved into a surplus, particularly in the rest of the world.

Once again, you saw what we announced earlier this week. We have taken actions here and announced refining curtailment, 390,000 tons in the Atlantic region. This is, by the way, already built in and consummated in the chart that you see down here. So the overhang that we project in the rest of the world in the alumina market is around 1 million tons for this year.

So let’s now focus for a second on the Chinese market. But before we go there, let me remind those that don’t follow the Chinese market so strongly, what is the structural situation that we see in the Chinese aluminum industry. Here are some hard facts. About 80% of all refineries are in the highest cost compared on the global cost curve. That basically means if you chunk it up into quartiles, in the third and fourth quartile, these are the highest quartiles. On the smelters, 87% of all smelters in China are in the highest quartiles, the third and the fourth quartiles. 60% of all bauxite, and this is the latest numbers, that China needs for the refinery and the smelting gets imported. 90%-plus of all smelters and refineries use coal-based energy. So this is obviously one of the factors why you will see later that the emission is well above what you see in the industrial norm. And I want to remind you, if you look at Alcoa, we use two-thirds of the smelter energy that we use stems from hydropower. So if you add this all up, you can already see that this is not a very healthy and not a very competitive industry structure. We believe, and we talked about that at length many times, that currently with the pricing pressure, about one-third of the smelting capacity in China is cash negative.

So now what we want to focus on and let’s bring the new slide on, is the new story that’s around. The new story is, yes, Klaus, this is all going to change because China is moving to the west. And this is all going to change and with the move to the west you’re going to see a totally different industry. So let’s take a look what is the truth that we’re seeing here. First of all, you see here — no, let’s go back — you see here on the right-hand side, you see what currently the projections are, how this move is really going to happen. So basically you see on the right-hand side the projection until 2015 means 10 million tons are supposed to get added here in terms of capacity. And you see a breakdown here by the regions. And you saw, on the left-hand side you see the graph that shows you where exactly that is.

The majority of the expansion, as you see is on the northwest. And particularly if you break it down here into specific regions, it’s really three regions that are very strong. It’s Xinjiang, it’s Qinghai, and it’s Inner Mongolia. And there’s a reason for it. And the reason is that they’re stranded coal. And the stranded coal is going to bring the power costs down. That’s the whole logic.

What’s surprising when you look at it, there’s also buildout in the east. But there’s also a very simple explanation for it. This is not going to be greenfield. This is brownfield expansion. And most of those are happening in a province called Shandong. And Shandong has coal reserves. So the same logic pretty much that is behind the move to the west.

So that’s the factual situation as much as you can project it. So let’s now take a look at if this scenario were to happen, what exactly would that lead to? So let’s go to the next slide. This is a complicated slide, so bear with me. It takes me a couple of minutes to go through. And I’ll try to be quick but stay with me. So let’s start with the left-hand side. So first, to get this 10 million tons of smelting in place, you would have to build 13 Ma’aden size smelters. In addition, you would also have to build 150 million megawatt hours of power generation. So 17,000-megawatt hours of generating capacity. Even if you assume low Chinese construction costs, it would still add up. And only for smelting and power, not refining, mining built into that. That alone would already add up to an investment of $45 billion.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

Now you could say, but there’s also positive social impact coming through it. Granted. And our assessment is this is probably going to bring 100,000 jobs once this is all built to the northwestern provinces. But the first calculation, the simple one, you actually already see that this is coming at a price because every job here costs you about $450,000.

So now look at the slide on the lower left-hand side. That has two dimensions. It has the dimension on the Y axis basically. It says, if you were to invest in a certain industry 1 million renminbi, how many jobs would you get for 1 million renminbi. On the X axis it says, for the same 1 million renminbi this industry is going to require energy. And the logic is because energy is a scarce resource in China. Now it positions different industries in this grid. The size of the bubble here is the total energy demand. So the bigger total energy demand of this industry. But the demand per 1 million renminbi is defined by the scale on the right hand side.

The blue bubble here is our industry. That’s a non-ferrous industry. And what you see here is, if you compare that to other industries, the non-ferrous metals industry has a relatively small leverage in terms of job generation. But at the high level, in terms of eating up scarce resources, meaning energy, right? So that’s what you get here. And I’m sure that other people are looking at that.

So the summary there is, and I’m still assessing the investment here, you have to put massive investment in there. And I think you would be with me to say you were to get probably a little bit of inferior social return. So that’s the first thing to keep in mind.

Let’s go to the middle column here. The middle column talks about the sustainability. And the sustainability, let’s start with the CO2 emission. 10 million tons and the respective power that would have to be generated mostly done by coal. Pretty much all done by coal. That’s the logic of moving there. We talked about that. Is going to emit 142 million tons of CO2. That is twice the amount that would happen if you would just apply industry average, worldwide industry average. That’s pretty much driven by using coal. And we talked about that before.

But that’s only one perspective. The other fascinating perspective is the aspect of water because you absolutely need quite a bit of water, particularly for coal-fired power plants. The interesting thing is, at least I found it interesting, is the chart here in the middle. The chart in the middle lower box here, plots all provinces in China, and it shows the amount of water in the respective provinces. Color-coded in red are those three provinces that are in the main, the ones where the move to the northwest is going. It is quite surprising to see them on the right-hand side of this chart. Meaning that already today they are not very beneficially, pleasantly gifted by having lots of water resources. In fact, it drives the water scarcity aspect further in those provinces. Because the amount of water that you would need for the 10 million tons per annum is equivalent to the water used, that about 1.4 million people would need to live through a year. That’s the second part of things.

Let’s go to the third thing, because you say, but there is probably a big cost advantage, right? Because all of that must have a big cost advantage. So look at the right-hand side and the upper chart there, which plots the global cost position. And we broke this down into, obviously, the four quartiles and then we split the bars into what’s in the northwest and what’s in the rest basically. And if you add that up, you actually get to the number that I mentioned before. That today 87% of all the smelter capacity in China is in the third or the fourth quartile. No surprise there. So how’s that going to change if you apply the assumption of what we just underlined in, say, 2015? It’s going to get to 80% of the smelting capacity, then being in the third and fourth quartiles. Granted, that’s a move but it comes at a pretty high price. And one thing you can already take away from that side alone is that that doesn’t look like a threat to the worldwide supply because from there, from that competitive position, or lack of competitive position, you will certainly not attack with exports.

So let’s summarize these three things, at least how I would summarize that. You would need massive investments. You would increase your sustainability issues. Granted, you have some social returns but I would still call them inferior to what you would get in other industries. And you would almost make no improvement on the cost curve. So obviously it’s for China to evaluate whether this is really the right way to move forward. And I think that’s exactly what’s going to happen. China will evaluate whether this is the right move to go forward. I thought that’s important to clarify what is going to happen here and subtract the mystery from the reality.

So let’s now move, after we’ve gone through this, grantedly a little complicated slide, to some more profane things like regional premiums and inventories. So what do we see on the regional premium side here? The regional premiums are back to — has risen substantially, as you see there in the last quarter. And they are back to historic highs. That’s a very good function, as you all know, by continued strong physical demand and increased interest in financing metal. And increased interest in financing metal is a function, again, of the widening contango and a low interest rate. And you know that that environment is sustaining. And, in fact, has increased if you look at the last quarter.

So if you then look at the inventory situation, and we again tried to put the visible and the so-called invisible inventory together, and you see that this has increased by 500,000 tons from the last quarter. This is almost all China. And the reason for that is a very simple reason, we believe. You saw in the previous slide the capacity is ramping up. The build is ramping up. At the same time, the first quarter is marked by the lunar year, the change of the lunar year. Which is the biggest holiday. Typically a lot of end customers are shutting their facilities down which leads to a disruption of the logistics, which leads to a build up of stock. And we’ve seen that year-in, year-out. So we believe this is coming into a time when production ramps up. That’s simply what we see here reflected with the 500,000 tons. So, in our view, this is going to ripple through.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

You see something else here. I want to mention that. Also, no surprise for the connoisseurs of our market. You see the LME cancelled warrants are going up. We’ve talked about that. Again, purely a function of the contango widening and people seeing longer-term financing being attractive.

So, as the last thing, what I’d like to close with, the market discussion with some macro views and some more macroeconomic indicators here. So that probably comes timely. I’ll start with the 10-year bond yield in Europe. And, frankly, if there’s one thing one can read into that, is volatility looking at what has been happening in the last days. Volatility persists after a time when they come down, you now see them coming up again. Volatility persisting there. But that’s just one indicator. We should be really careful in just getting totally obsessed by one indicator.

There’s a lot of other indicators that I think have shown good prognostic value. Look at consumer confidence. Consumer confidence improved in all three major regions. China, Europe, as well as the US. And look at the manufacturing purchasing managers index. US, China clearly above the 50 mark and improving. Europe still below the 50 mark. You’ve seen that. This had an impact in the first quarter on the commodity prices. But the volatility remains. And you’ve seen putting some pressure on pricing in the last couple updates.

So with that, let me move over from the markets to how do we see Alcoa and what is Alcoa doing in this environment. And I want to spend a little time. Chuck has characterized the quarter. Chuck has also given some ideas about how do we see Q2 looking. So let me focus on something that increasingly people are interested in, and cover it for all of you. What do we do on a mid- to long-term basis. And remind you of some of the things that are in place and that you can see how the pieces are fitting together. And it has to start with our approach of how we are creating value, our three strategic priorities.

We are clearly focusing on profitable growth. And that’s a focus on cost, growth, innovation, and cash. And all of that happening in parallel. You see it reflected again in this quarter.

The second strategic priority is the Alcoa Advantage. Using our capabilities in generating, bringing on board, developing talent, technology, customer intimacy, purchasing, operating system, our performance dialogue to daily P&L. All of this — and I’m saying it always to our folks — you’ve got to earn the right to own each one of the businesses every day. We have to show that we are a better parent than any other one owning this asset. And the only way how you can show it is by consistent superior performance.

And last but not least, it’s the third strategic priority, disciplined execution. I think if you reflect the last years you would be with me to say they have been anything but easy. And you’ve seen that again in the last quarter. We do what we say and we do go the extra mile.

The next slide, this slide here, some of you have seen. And those of you who haven’t seen it should be seeing it when you invest in Alcoa because that pretty much tells you what we are doing. Because we said in end of 2010 we set aggressive midterm targets. The midterm targets are broken down into the three segments. Upstream, we said we’re going to come down on the cost curve until 2015. 7 percentage points on the refinery cost curve. 10 percentage points on the smelting cost curve. The first decisive steps we’ve taken, I’ll talk a little bit more about it. On the midstream we said we can do this until 2013 at $2.5 billion revenues, incremental revenues. And doing all of that by exceeding the historic margin levels. Same on downstream, $1.6 billion incremental revenues, exceeding historic margin levels.

So how exactly are we going to do that? Let me lead through each one of those segments so that you understand this is a detailed plan of action that we’re executing and that we see as our true north. Let’s start with the Alumina segment. You focus on the upper left box because that really tells you how are we going to come down 7 percentage points on the cost curve. It starts with optimizing the portfolio. That’s going to give us 2 to 3 percentage points. And go to the right-hand side here. We’re restructuring our high-cost assets. This is how you can do it in principle. And we’re doing it. You saw the announcement. We’re curtailing 390,000 tons in the Atlantic region on the refining side.

In addition to that, and in parallel with driving down the cost curve by creeping production at our lower-cost facilities, like Wagerup and Pinjarra. In the Western Australia last year, record production, great profitability, up 23%. And all of that with no extra capital. That’s the best thing that you can get. So that’s one thing. 2% to 3% coming from that move.

The next thing is moving to less expensive energy like in San Ciprián where we’re moving over to gas. That’s 1 percentage point down the cost curve. Saudi Arabia is going to give us 2 percentage points. And then productivity is going to give us 1 to 2 percentage points. Then, in addition to that, kind of the cream on top, is when we introduce the alumina pricing index, aligning the prices more to market fundamentals. Today we have 33% of all customers on API or spot. And we are, as we promised, we are going to increase that over the years as the opportunities come up.

Second thing is Aluminum now. Same logic. Left upper box shows you how we’re going to drive down 10 percentage points on the cost curve. Starts again with the portfolio. On the right-hand side you see what we’re doing. Here again you see the announcement of 530,000 tons that we took off. You see here we’ve basically been using every single one of the levers that you can use when you restructure the high-cost asset. We will continue to do that. And always have in mind what are the cash implications of that.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

The second thing that we’re going to do also here on restructuring the portfolio is looking at modernization. Looking at opportunities to lower the cost curve with good assets. So one of the three examples is our Canadian system. Baie Comeau, we have reached an agreement to repower our Quebec smelters. Basically reaching until 2040. And the Massena East is another opportunity. There’s an existing modernization proposal which would include a 30 to 40 years of competitive power cost. That alone is going to bring us down 2% to 3%, down the cost curve, the modernization part.

Then comes Saudi Arabia – let’s go back. Another 2 percentage points on the cost curve. And then productivity, 1 to 2 percentage points on the cost curve. The upside here, comparable to API on the revenue side, on the value-add side is our cast house. Basically optimizing the product mix and using the value-add creation more. Last year we professionalized the way we’re using that. You can see in the result we got $262 million more margin, purely from the cast house. Purely from that optimization.

Next slide. Talking about Saudi Arabia. I mentioned it twice already. And here’s an update on our growth project in Saudi Arabia. The pictures show the current status. Actually that’s a week old probably. You can see the potline, the carbon plant, the liquid pitch tanks, the hot reversing mill. As you know, there are two phases. One is coming online in 2013 and the other one in 2014. I think the pictures tell you at least one story. It’s on time. I tell you another story. It’s on budget. And both things come well together. So this is a great example of the Alcoa Advantage. It’s an integrated facility. Mining, refining, smelting, to rolling. And, really, this is only possible through the Alcoa expertise and our reputation and our financial strength.

Let’s move on to the next segment. This told you the story how we’re moving down the upstream business on the cost curve. Next one is how we’re going to build out the Global Rolled Products. Here it’s $2.5 billion and higher profitability. While the great news is, 55% of the $2.5 billion incremental revenues have been reached in the first year. That’s pretty cool. So the other thing that’s equally outstanding is the profitability that we see in the first quarter. I mean, look at that. $430 per EBITDA per metric ton. The 10-year average is $235. And you see how that sticks out. It’s really an outstanding performance.

Let’s look a little closer at how GRP is going to get to those targets. It starts but it doesn’t end with aerospace. Here are the major platforms in aerospace. You see the build rates there. And you actually do see that the build rates overall by 2013 have increased by 27%. That’s pretty substantial. The good news is we are in pretty much every one of those. And many more platforms, but those are the big platforms. And that’s an excellent position that we have. In addition, the decision last year of Airbus and Boeing to have the A320 and the B737 as all aluminum planes, and use them with innovative aluminum lithium, obviously adds to it. This all provides a great platform for revenue as well as margin growth. GRP’s, our Global Rolled business revenue we believe we can increase in this segment alone by 22% by 2013.

As I said, this is not the only great segment to be in. Packaging is another one. We have growth in there that varies between 4% to 20%. 20% is probably rather on the high side, in China that is. We are leading in some core regions. We are expanding like in Saudi Arabia. And there is innovation. You see on the left-hand side aluminum bottles, shaped cans. Great innovations in that field.

Same thing holds true for automotive North America. Growth rate, 34%. We talked about that before but it’s worth reminding everybody. Fuel efficiency standards, new fuel efficiency standards are the big driver. Light-weighting is the name of the game. We are putting money behind and we are expanding in Davenport, $300 million. Most of the capacity that we are building is already committed. The good news also is, all of that would not be possible if we wouldn’t have driven process innovations. So working with aluminum and other materials easier in the manufacturing process, bringing the barriers to change from steel to aluminum down substantially.

Last segment I want to talk about here is consumer electronics. Growth rate that we see here is 18%. And the only thing I want to say is we are aluminizing also this end market. So aside from the key capabilities of our materials, like light weight, strength, formability, many customers today are focusing more and more on sustainability. And they are seeing this as a gigantic advantage, to have a material that truly is infinitely recyclable. And that drives the statistic of 75% of all aluminum ever produced in history on this planet is still being in use.

So, how is that all going to work? There’s another cream on top of it in our Global Rolled Products business. And this is our increased presence in the emerging markets like Russia and China. That’s nice. In Russia we have established ourself already as a key domestic supplier in some of the markets like packaging, aero and commercial transportation. Nice performance last year on the profit side, as well as on the growth side. And we’re working continuously also on new applications. So Russia we are already nicely established.

In China we are establishing ourself. We have reached a positive EBITDA last year. We have a great joint venture partner that we will work with even more so in the midstream segment here with Chinese Power Investment Corporation. Signed a joint venture agreement focusing particularly on the growth in this segment. And we also see that there are growing segments, we’re growing in the canned sheet. We are starting to become a reliable supplier for the automotive sector. And we are growing into the consumer electronics market. So that’s how GRP is going to do it.

Last but not least let’s talk about Engineered Products and Solutions. This is a great success story and they are on a good path for their 2013 targets. Starts with the growth. They achieved 44% of their growth target of $1.6 billion in the first year after announcement. And guess what? They achieved that and also this quarter another record performance, 19% margin. The highest ever quarter. EPS continues of course to grow at margins above historic levels. And if you haven’t noticed that yet, EPS this quarter is contributing more than 50% to Alcoa profits.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

So if you look at, out of this $1.6 billion of growth, $600 million are coming from the market. And it’s really important to understand what is our market position here. Let’s start again with aerospace. You see this is the product in aerospace. Pretty much all of them in a number one or number two position. This represents 47% of all revenues. And the market is growing 13% to 14%. That alone is already wonderful position to be in. You go to heavy trucks and trailer. Again, we are in the lead, we are in fasteners in North America. Number one position. Represents 16% of the total revenue bases. North America growing 7% to 12%. Wonderful.

Airfoils, clear number one position. Represents 10%. And it’s a growth market of 1% to 2% this year. But as I said early on, I’m very convinced that this market has a very strong future going forward. The only outlier, in a way, is the nonresidential construction market. Not because we don’t have a great position in there. We do have a great position in there, in the U.S. particularly. But because it’s currently not growing. But also that, I believe, one day will change.

So let’s talk about the other part, the other $1 billion. $600 million I talked about here in the market. The $1 billion comes through innovation. And innovation is pretty much the middle name of our Engineered Products and Solutions business. Here you see on this slide quite a number of examples. I don’t have the time to go through all of them. But I’ll pick one out, just that you get a feel for the value that we’re bringing.

I’ll pick out the next generation engine airfoils. And just keep in mind, the jet engine OEMs are now announcing their next generation jet engine. And here are some statistics. 15% reduced fuel consumption. 50% reduced emissions. 30% improved maintenance cycle. 15% noise reduction. The airfoils are a critical enabler for that. Things like our advanced cooling schemes via the 3D platform core technologies are a substantial driver for better cooling. And that allows a higher temperature in the burn chamber. The high-gradient single-crystal technology alone allows us to increase the melting point up to 12%. And the thin trailing etch technology brings the weight down by 20%. I think you get a feel for how substantial these type of technologies and these type of offerings are driving the value for our customers. That’s why I’m really optimistic how we’re going to reach this $1.6 billion.

The last but not least there’s also the aspect of organic growth that I want to point out. We will continue to look for acquisitions. We’ve done that in the last year, very successfully. You see here on the left hand side, from Fairchild, Republic, Van Petty, Demicron, Traco, Transdigm Fasteners. All of these acquisitions have allowed us to expand our offerings, increase our share, and grow our profitability. And we will continue to explore opportunities to expand our portfolio and also create value to our shareholders.

Let’s come to an end here. We had a strong start in 2012. We’re delivering our promises. The markets are stabilizing. We’re executing on our strategy. We’re delivering results. Our upstream business is moving down the cost curve and delivered strong productivity gains. Our midstream, record profitability, good growth. Our downstream Engineered Products and Solutions, record profitability, good growth. Cash management, outstanding. Chuck referred to it. And all of that works with leveraging our Alcoa Advantage from talent to technology. So we’re well prepared for the future, whatever it will bring.

But the near future is now to open the line to you all to ask questions, us to give answers. Thank you very much.

QUESTION AND ANSWER

Operator

(Operator Instructions). Michael Gambardella with JPMorgan.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Yes, good afternoon and congratulations on the quarter. I know it takes a lot more than work in the quarter but congratulations on the results today. I have a question. Klaus, you mentioned the word portfolio when you’re talking about your businesses. And it is a portfolio of different businesses that you have, and some are doing very well. Some downstream businesses. Some have more work to go like the Primary side of the business. Would you consider maybe changing the portfolio and maybe selling some of the things that are doing extremely well now, like record profits, and putting more of that money to work in some of the things that maybe aren’t showing as good of results right now but you think have promise to them?

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Look, Mike, if you look at the history and also the recent history, we’ve pretty substantially, I would say over the last four years, already modified our portfolio. And the big question always behind that, Mike, and we have had many conversations, is how do you best create value. And I’ve said that also in my presentation. I would say pretty much everybody at Alcoa understands that they have to earn the right to earn a certain asset. And the point is, if we can prove to be a better owner of that asset and to have better performances, being growth, cash, as well as innovation, profitability, all of these wonderful things, I think then we are creating substantial shareholder value. And that’s the main driver that we will continue to follow here.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

I understand you’re creating value but it’s another question whether it’s being recognized by the market or not.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Mike, the interesting thing is, my experience in life is the market has a lag time. And frankly, if you look at how many people are realizing what we’re doing in the mid and the downstream business, I would absolutely be with you to say people are only starting now to recognize what we’re doing in that business and giving us credit for it. And partially I think it was also our fault because you know Alcoa for a long time. I think that we’ve only started to talk about, and also perform well, in the mid and downstream business. We showed the 10 year history there as of relatively recently. So I have a certain understanding for people, that they didn’t give us credit for it. I think you always have to, as I said before, earn the right to gain the credit. But from the conversations that we’re having with investors, I see more and more interest, and more and more people that are otherwise only covering those markets and the aerospace market, seeing us and seeing our strength in that market.

Michael Gambardella - JPMorgan Chase & Co. - Analyst

Okay. Thanks.

Operator

Tony Rizzuto with Dahlman Rose.

Tony Rizzuto - Dahlman Rose & Co. - Analyst

I’ve got a strategic question on the global bauxite market, which I’ve always viewed as maybe a limiting factor. I heard what you were saying about all of the challenges China’s facing. But should we think about that as the next critical part of the value chain? And do you think the Western players, Klaus, are in a position to maybe limit the ability perhaps for the Chinese growth buildout? And how do you view that, particularly with all the challenges that seem to be emanating out of Indonesia these days?

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Tony, I couldn’t be more with you because what I didn’t say is that 60% of the bauxite needs of China gets imported. Out of that 60%, 80% of the imports come from Indonesia. You’ve all read the discussions in Indonesia around saying we’re not going to allow that any longer, and we’re going to restrict it because we don’t want to be the resource where stuff gets dug out of the ground and then simply shipped over and no value add other than a big hole left here in our country. I think you’re absolutely spot on. And I would add another point here. That’s why I hope you forgive me for this complicated chart. I think that the other point that we have to understand is also the water aspect because I found that very interesting to look at the water resources in those regions. And I think that is very difficult to replace, if not impossible, to be honest.

Tony Rizzuto - Dahlman Rose & Co. - Analyst

And just a follow-up question, if I may, in regards to the productivity gains. How should we think about the ramp-up in the balance of the year?

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

You’ve seen that. We’re hammering home huge productivity here. And pretty much when you look at how this has happened last year, we tried to front load as much as possible, and at the same time continue to have good ideas on how we can not only reach it but probably also over-reach it. So that’s how you should think about it. And the target I think — we have a history of making the target in the last years and we will certainly make it this year. Chuck, you want to add anything to this?

Chuck McLane - Alcoa Inc. - EVP and CFO

The only thing I’ll add to it, Tony, is that the goal that we have out there is $800 million. And that’s year-over-year. Whereas the productivity that you’re looking at on the bridge right there is sequential. So right now against the $800 million, we’re tracking on a year-over-year basis at a fourth of that right now. So we’re on path to hit the target.

Tony Rizzuto - Dahlman Rose & Co. - Analyst

Thanks, Klaus and Chuck. Appreciate it.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

And maybe there’s one point, to follow up on Tony. Because some people might be saying, how does that whole thing with productivity work? For some we have talked more privately about the system that we have in place, which I call our strategic advantage and disciplined execution. But this is not just a target. Behind that, currently in our system are around 8,000-plus specific actions that we have worldwide and that we are tracking. And where we pretty much know how much they’re going to bring, who’s in charge of it, who’s going to do this, how much productivity is going to bring and at what point in time this is going to come. So there’s a system behind the madness, if you want to say it that way. Okay, let’s move to the next question.

Operator

Timna Tanners with Bank of America-Merrill Lynch.

Timna Tanners - BofA Merrill Lynch - Analyst

I really wanted to probe your positive view on aluminum because it does strike me that in some of the recent articles and comments from other CEOs they have been more cautious than the Alcoa view. Specifically BHP has talked about it cautiously. Chalco is concerned about oversupply. And of course they’re in China, close to the action. I totally appreciate your comments on why China shouldn’t be necessarily long aluminum. But unfortunately they don’t always do what they should. And meanwhile, Alcoa’s shutting capacity but we’re seeing other capacity in the US and elsewhere starting back up, like Ravenswood in particular. So I just wanted to get some more thoughts from you on how you’re looking at the world versus some of the other aluminum players.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

I’ve outlined what our view is on that and I think you’ve seen the specifics behind that. Also in regards to China. What other CEOs say about the market, I cannot comment on. I don’t want to comment on. We clearly have our view on how we see the growth, in which region it’s going to happen, and you’ve seen that in the past we’ve been more right than wrong. And you mentioned the startup of facilities. Frankly, when you look at western facilities, I’m not aware of the western facilities specifically in the US that have really been started up. People talk a lot and you see a lot in writeups. But then the question is, in the end people certainly in the West are probably more rational. And they’re finding that first they have to overcome the capital cost to ramp up capacity. And then if you go into an environment that is as volatile as it certainly has been over the last days, I think rationality very often will dictate that you rather want to wait with it.

We continue independent of what people do. We continue to look at our portfolio and we continue to monitor the outside world. And, by the way, the 530,000 tons that we’ve taken offline may not be the end. We continue to look at our Point Henry smelter in Australia, which is very high on the cost curve for a whole host of reasons. We continue to look also at our Brazilian smelters. There’s a discussion in Brazil. We’ve just extended the time line which originally we had a deadline that finished by the 31st of March. We just extended it for 60 days with the government. There’s a discussion on the Eletronorte power, power cost supply. So we will continue to do that and respectively look at our portfolio on the refining side. That is a very strong commitment.

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APRIL 10, 2012 / 09:00PM GMT, AA - Q1 2012 Alcoa Inc. Earnings Conference Call

Timna Tanners - BofA Merrill Lynch - Analyst

That’s fair. Just as a follow-up, then, you would expect it’s possible to see other companies follow suit in terms of curtailment on the alumina and aluminum side?

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Look, I can only speak for us and I can only speak for the market. So there’s not much more I can say about it.

Operator

All right, ladies and gentlemen. That will conclude the question-and-answer portion of our event. I’d now like to turn the presentation back over to Mr. Klaus Kleinfeld for closing remarks.

Klaus Kleinfeld - Alcoa Inc. - Chairman and CEO

Okay. That’s all the time that we have today because we have to rush to some other things here. I know that there’s a team standing ready here from our side to answer the questions that are still there. There might be some more questions. But I hope that you appreciate the color that we gave on what’s going on in the world. I think this quarter really demonstrates that our strategy is working and we’re moving down the cost curve in upstream, while we’re driving for profitable growth in our mid and downstream businesses. We achieved these results despite a quarter of mixed economic conditions. So thank you for joining us today and for your interest in Alcoa and I’m looking forward to seeing you all sometime in the quarter hopefully. Thank you very much. Good-bye.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a wonderful day.

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